EXHIBIT 4(a)


                       AMENDMENT #1 TO THE PROMISSORY NOTE

                   BY AND BETWEEN SUTTER HOLDING COMPANY, INC.
                                       AND
                         SUTTER OPPORTUNITY FUND 2, LLC


         WHEREAS, Sutter Holding Company, Inc. (the "Company") has executed that certain Promissory Note (the "Note") in the amount of $408,375.70 on April 22, 2003 in favor of Sutter Opportunity Fund 2, LLC ("Holder); and

         WHEREAS, the Company desires to borrow, and Holder has agreed to lend, an additional $175,000;

         NOW THEREFORE, in consideration of the foregoing, the Company and Holder hereby agree as follows:
         1. The principal amount of the Note is hereby increased to $583,375.70 effective as of the date of this Amendment #1; and
         2. No other terms or conditions of the Note, nor the related Stock Purchase & Loan Agreement, nor the related Security Agreement, have been changed in any way.

IN WITNESS WHEREOF, the Company and Holder have executed this Amendment #1 as of January 14, 2003.


                                      SUTTER HOLDING COMPANY, INC.

                                      By:________________________________
                                         Robert E. Dixon, CEO


                                      SUTTER OPPORTUNITY FUND 2, LLC

                                      By:________________________________
                                         Robert E. Dixon, Manager